Registration No.  333-________

              As Filed with the Securities and Exchange Commission
                                on March 12, 1999

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               FEDDERS CORPORATION
            (Exact name of registrant as specified in its charter)

          Delaware                                     22-2572390
(State  or other jurisdiction               (I.R.S. Employer Identification No.)
of incorporation or organization)

               505 Martinsville Road
             Liberty Corner, New Jersey                         07938-0813
       (Address of Principal Executive Offices)                 (Zip Code)

          Fedders Corporation Plan to Compensate Non-Employee Directors
                            (Full title of the plan)

                             Robert N. Edwards, Esq.
                       Vice President and General Counsel
                              505 Martinsville Road
                      Liberty Corner, New Jersey 07938-0813
                     (Name and address of agent for service)

                                 (908) 604-8686
          (Telephone number, including area code of agent for service)

                                    Copy to:
                                 Paul G. Hughes
                               Cummings & Lockwood
                                  P. O. Box 120
                               Four Stamford Plaza
                        Stamford, Connecticut 06904-0120

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                         CALCULATION OF REGISTRATION FEE

================================================================================

Title of securities      Amount       Proposed        Proposed       Amount of
to be registered         to be         maximum         maximum  registration fee
                       registered   offering price   aggregate
                                       per share*     offering
                                                       price*


Class A Stock,       150,000 shares    $5.1875        $778,125      $216.32
$1.00 par value
================================================================================

* Calculated pursuant to Rule 457(h) of the rules and regulations under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based upon the last reported sales price of the Class A Stock as reported on the New York Stock Exchange Composite Tape on March 11, 1999.



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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     This Registration Statement relates to the delivery by Fedders Corporation, a Delaware corporation ("Fedders" or the "Company"), of up to 150,000 shares of its Class A Stock, $1.00 par value, as payment of a portion of the Company's non-employee Directors pursuant to the Fedders Corporation Plan to Compensate Non-Employee Directors (the "Plan"). The documents containing the information concerning the Plan specified in Item 1 of the Form S-8 registration statement under the Securities Act of 1933 (the "1933 Act") are not being filed as part of this Registration Statement in accordance with the Note to Part I of the Form S-8 registration statement but will be sent or given to non-employee Directors receiving a portion of their compensation in shares of the Company's Class A Stock under the Plan, in accordance with Rule 428(b)(1) under the 1933 Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1998;

     2. The Company's Quarterly Report on Form 10-Q for the period ended November 30, 1998;

     3. The Company's definitive Proxy Statement dated November 25, 1998 distributed in connection with its Annual Meeting of Shareholders held on December 22, 1998; and

     4. The description of the Company's capital stock contained in Item 4 of this Registration Statement.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities reserved under the Plan have been delivered or which deregisters all securities then remaining undelivered, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

     To the extent that independent accountants audit and report on financial statements of the Company issued at future dates, and consent to the use of their reports thereon, such financial statements shall also be incorporated by reference in this Registration Statement in reliance upon their reports and said authority.

Item 4. Description of Securities

Authorized Capital

     The authorized capital stock of Fedders currently consists of 162,500,000 shares consisting of 80,000,000 shares of Common Stock, par value $1.00 per share (the "Fedders Common Stock"), 60,000,000 shares of Class A Stock, par value $1.00 per share (the "Fedders Class A Stock"), 7,500,000 shares of Class B Stock, par value $1.00 per share (the "Fedders Class B Stock") and 15,000,000 shares of Preferred Stock (the "Fedders Preferred Stock").





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     As of March 11, 1999, 16,412,859 shares of Fedders Common Stock, 17,959,350 shares of Fedders Class A Stock and 2,266,406 shares of Fedders Class B Stock were issued and outstanding. As of that date, no shares of Fedders Preferred Stock were outstanding.

Fedders Preferred Stock

     Fedders Preferred Stock is issuable in one or more series and, with respect to any series, the Board of Directors of Fedders is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. There is currently no series of Fedders Preferred Stock issued and outstanding.


Fedders Common Stock

     Dividend Rights

     Subject to the prior rights of the holders of any series of Fedders Preferred Stock issued in the future, holders of Fedders Common Stock, Fedders Class A Stock and Fedders Class B Stock are entitled to receive such dividends and other distributions in cash, stock or property of Fedders as may be declared thereon by the Board of Directors of Fedders from time to time out of assets or funds of Fedders legally available therefor, provided, that in the case of cash dividends, if at any time a cash dividend is paid on the Fedders Common Stock, a cash dividend of equal amount must be paid on the Fedders Class A Stock and a cash dividend must also be paid on the Fedders Class B Stock in an amount per share of Fedders Class B Stock equal to 90% of the amount of the cash dividend paid on each share of the Fedders Common Stock. In the case of a dividend or other distribution payable in stock of Fedders other than Fedders Preferred Stock, unless the dividend or distribution is solely of shares of Fedders Class A Stock, in which case a dividend or distribution payable solely in shares of Fedders Class A Stock may be made with respect to shares of Fedders Common Stock, Fedders Class A Stock and Fedders Class B Stock, only shares of Fedders Common Stock may be distributed with respect to Fedders Common Stock, only shares of Fedders Class A Stock may be distributed with respect to Fedders Class A Stock and only shares of Fedders Class B Stock may be distributed with respect to Fedders Class B Stock, in each case, in an amount per share equal to the amount per share paid with respect to the Fedders Common Stock.





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     Voting Rights

     Each share of Fedders Common Stock is entitled to one vote per share on all matters submitted to the stockholders of Fedders. In most cases, including the election of directors, the holders of the Fedders Common Stock vote together with the holders of the Fedders Class B Stock. However, under certain circumstances including any amendment to the Certificate of Incorporation of Fedders, any merger or consolidation of Fedders, the sale of all or substantially all of the assets of Fedders or the dissolution of Fedders, the holders of the Fedders Common Stock have the right to approve such action voting separately as a class.

     Liquidation Rights

     After payment in full of amounts payable to the holders of the Fedders Preferred Stock of all series, the remaining assets and funds of Fedders would be divided among and paid ratably to the holders of the Fedders Common Stock and Fedders Class A Stock (including those persons who become holders of Fedders Common Stock by reason of converting their shares of Fedders Class B Stock)

     Listing and Transfer Agent

     The Fedders Common Stock is listed on the New York Stock Exchange under the symbol FJC.

     American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005, is the transfer agent and registrar for the Fedders Common Stock.

Fedders Class A Stock

     Dividend Rights

     For a description of the dividend rights of the holders of the Fedders Class A Stock, see "FEDDERS COMMON STOCK DIVIDEND RIGHTS."

     Voting Rights

     The holders of the Fedders Class A Stock have no voting rights other than as required under the Delaware General Corporation Law (the "DGCL"). Under the DGCL, the holders of the Fedders Class A Stock would have the right to vote separately as a class on any amendment to the Certificate of Incorporation of Fedders if such amendment would increase or decrease the aggregate number of authorized shares of Fedders Class A Stock, increase or decrease the par value of the Fedders Class A Stock or alter or change the powers, preferences or special rights of the shares of Fedders Class A Stock so as to affect them adversely.

     Liquidation Rights

     For a description of the liquidation rights of the holders of the Fedders Class A Stock, see "FEDDERS COMMON STOCK LIQUIDATION RIGHTS."





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     Change of Control

     In the event of a merger or consolidation of Fedders with or into another entity (whether or not Fedders is the surviving entity), the holders of Fedders Class A Stock are entitled to receive the same per share consideration in such merger or consolidation as is received by the holders of the Fedders Common Stock, if any.

     Conversion

     All outstanding shares of Fedders Class A Stock will be converted into fully paid and nonassessable shares of Fedders Common Stock, immediately and without any action on the part of the holders thereof, in the event the Fedders Class B Stock is converted into Fedders Common Stock in accordance with the provisions of the Certificate of Incorporation of Fedders. See, "FEDDERS CLASS B STOCK - CONVERSION."

     Listing and Transfer Agent

     The Fedders Class A Stock is listed on the New York Stock Exchange under the symbol FJA.

     American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005, is the transfer agent and registrar for the Fedders Class A Stock.

Fedders Class B Stock

     Voting Rights

     Each share of Fedders Class B Stock is entitled to one vote on all matters submitted to the stockholders of Fedders, provided that each share of Fedders Class B Stock is entitled to ten votes per share in any election of directors if more than 15% of the shares of Fedders Common Stock outstanding on the record date are owned beneficially by a person or group of persons acting in concert (other than the Board of Directors of Fedders) provided such nomination is not made by one or more of the holders of Fedders Class B Stock, acting in concert with each other, who beneficially own more than 15% of the shares of Fedders Class B Stock outstanding on such record date.

     In addition, under the Certificate of Incorporation of Fedders, the holders of the Fedders Class B Stock have the right to vote separately as a class on certain matters. These matters include any amendment to the Certificate of Incorporation of Fedders, any merger or consolidation of Fedders, any sale of all or substantially all of the assets of Fedders, any dissolution of Fedders and any additional issuance of Fedders Class B Stock (except in connection with stock splits and stock dividends).

     Dividend Rights

     The dividend rights of the holders of the Fedders Class B Stock are described herein under "FEDDERS COMMON STOCK DIVIDEND RIGHTS."





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     Liquidation Rights

     In the event of any liquidation or winding up of Fedders, the holders of the Fedders Class B Stock are not entitled to receive any distribution; provided, that, if the Fedders Class B Stock is converted into Fedders Common Stock, the holder of the Fedders Common Stock so issued would have the rights described herein under "FEDDERS COMMON STOCK - LIQUIDATION RIGHTS."

     Restrictions on Transfer

     Under the provisions of the Certificate of Incorporation of Fedders, the ability of a holder of Fedders Class B Stock to transfer such stock whether by sale, assignment, gift, bequest, appointment or otherwise, can only be made to a Permitted Transferee (as defined in the Certificate of Incorporation of Fedders).

     Conversion Rights

     Each share of Fedders Class B Stock is convertible at any time by the holder thereof into one share of Fedders Common Stock, with no payment or adjustment on account of dividends accrued or in arrears on the Fedders Class B Stock surrendered for conversion or on account of any dividends on the Fedders Common Stock issuable on such conversion. Any conversion of Fedders Class B Stock is deemed to occur on the date the certificate therefor is surrendered, and the person or persons entitled to receive the Fedders Common Stock issuable upon conversion of the Fedders Class B Stock shall be treated for all purposes as the record holder of such Fedders Common Stock on such date.

     At any time when the number of outstanding shares of Fedders Class B Stock falls below 5% of the aggregate number of the issued and outstanding shares of the Fedders Common Stock and the Fedders Class B Stock, or the Board of Directors of Fedders and the holders of a majority of the outstanding shares of Fedders Class B Stock approve the conversion of all of the Fedders Class B Stock into Fedders Common Stock, then, immediately upon the occurrence of either such event, the outstanding shares of Fedders Class B Stock will be converted into shares of Fedders Common Stock.

     Listing and Transfer Agent

     The Fedders Class B Stock is not actively traded.

     Fedders acts as the transfer agent and registrar for the Fedders Class B Stock.


Item 5. Interests of Named Experts and Counsel

     Not applicable.





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Item 6. Indemnification of Directors and Officers

     Pursuant to the DGCL, a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its By-Laws, disinterested directors' vote, stockholders' vote, agreement or otherwise.

     The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

     In addition, the Company's By-Laws provide that any person made a party to an action by or in the right of the Company to procure a judgment in its favor, or made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the Company to procure a judgment in its favor, by reason of the fact that he, his testator or intestate is or was a director or officer of the Company, or any other corporation, domestic or foreign, which he, his testator or intestate served in any capacity at the request of the Company, shall be indemnified by the Company against judgments, fines, amounts paid in settlement and the reasonable expenses (including attorneys' fees) actually incurred by him as a result of such action or proceeding, or any appeal therein, to the full extent permissible under the DGCL. As permitted by the DGCL, the Company maintains liability and indemnification insurance policies covering all officers and directors of the Company and its subsidiaries which are renewed on an annual basis.




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     Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

         Exhibit 5 Opinion of Robert N. Edwards, Vice President and General Counsel of the Company

         Exhibit 23(a)     Consent of Independent Accountants

         Exhibit 23(b)     Consent  of Robert N.  Edwards,  Vice
                           President and General Counsel of the Company
                           (included as part of Exhibit 5)

         Exhibit 24        Power of Attorney

         Exhibit 99 Written Description of the Fedders Corporation Plan to Compensate Non-Employee Directors

Item 9. Undertakings

     (a) The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and
(a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new



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     registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain undelivered at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





                                      II-8
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                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Liberty Corner, State of New Jersey, on March 12, 1999.


                                   FEDDERS CORPORATION


                                   By  /s/ KENT E. HANSEN
                                     ----------------------------
                                        Kent E. Hansen
                                        Senior Vice President


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities shown on the 12th day of March, 1999.

SALVATORE GIORDANO        Chairman of the Board       )
SALVATORE GIORDANO, JR.   Vice Chairman, President    )
                          And Chief Executive Offi-   )
                          cer and a Director          )
                          (Principal Executive        )
                          Officer)                    )
WILLIAM J. BRENNAN        Director                    )
DAVID C. CHANG            Director                    ) By /s/ ROBERT N. EDWARDS
                                                      )    ---------------------
JOSEPH GIORDANO           Director                    )        Robert N. Edwards
C. A. KEEN                Director                    )         Attorney-in-fact
HOWARD S. MODLIN          Director                    )
CLARENCE R. MOLL          Director                    )
S. A. MUSCARNERA          Director                    )
ANTHONY PULEO             Director                    )
KENT E. HANSEN            Senior Vice President       )
                          And Acting Chief Financial  )
                          Officer (Principal Financial)
                          and Accounting Officer)     )




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                                  Exhibit Index

      Exhibit 5 Opinion of Robert N. Edwards, Vice President and General Counsel of the Company

      Exhibit 23(a)     Consent of Independent Accountants

      Exhibit 23(b)     Consent  of Robert N.  Edwards,  Vice
                        President and General Counsel of the Company
                        (included as part of Exhibit 5)

      Exhibit 24        Power of Attorney

      Exhibit 99 Written Description of the Fedders Corporation Plan to Compensate Non-Employee Directors